UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 25, 2010

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On May 25, 2010, Intervest National Bank (“INB”) and Intervest Mortgage Corporation (“IMC”), wholly-owned subsidiaries of Intervest Bancshares Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with VFC Partners 4 LLC (the “Purchaser”), an entity formed by FirstCity Financial Corporation (“FirstCity”) and Varde Partners, Inc. (“Varde”).

Pursuant to the Purchase Agreement, INB and IMC sold to the Purchaser certain non-performing and underperforming loans on commercial real estate and multi-family properties and real estate owned in New York and Florida. The total amount of assets sold aggregated to approximately $198 million and consisted of $187 million of loans and $5.5 million of real estate owned by the Bank and $5.6 million of loans owned by IMC. The assets were sold to the Purchaser for an aggregate purchase price of $115.6 million, reflecting approximately 59% of the carrying value of these assets. In addition, INB agreed to sell to the Purchaser an additional property located in Ohio with a carrying value of $8.9 million for approximately $5.9 million, which sale is expected to close in approximately two weeks.

As a result of the sale transactions, the Company will record a net charge after taxes of approximately $44 million in the second quarter of this year. The Company will also record a deferred tax asset related to these transactions of approximately $33 million, which will be available to reduce income taxes payable on the Company’s future earnings.

Also on May 25, 2010, FC Highway 6 LLC, an affiliate of FirstCity and Varde Investment Partners L.P., another affiliate of Varde (the “Investors”), entered into an Investment Agreement (the “Investment Agreement”) with the Company, pursuant to which the Investors purchased from the Company 850,000 shares of the Company’s Class A Common Stock, par value $1.00 per share, for which the Investors paid the Company an aggregate purchase price of $4,250,000. Sandler O’Neill & Partners, L.P. acted as placement agent for the Company in connection with the private placement and was paid $255,000 in commissions by the Company. The shares issued to the Investor represent 9.9% of the issued and outstanding shares of Class A common stock of the Company. In connection with its sale of Class A Common Stock to the Investor, the Company has granted to the Investor certain rights to have its shares of Class A Common Stock registered under the Securities Act of 1933.

The descriptions of the Purchase Agreement and the Investment Agreement set forth above are summaries and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 1.1 and 1.2, respectively.

Item 2.01 – Completion of Acquisition or Disposition of Assets

The disclosures set out in response to Item 1.01 above are incorporated by reference herein.

Item 3.02 – Unregistered Sales of Equity Securities

As is indicated above in Item 1.01, on May 24, 2010, and pursuant to the Investment Agreement, the Company sold 850,000 shares of its Class A Common Stock to the Investors identified in Item 1.01, for aggregate cash consideration of $4,250,000. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

Item 5.07 – Submission of Matters to a Vote of Security Holders

The Company’s 2010 Annual Meeting of Stockholders was held on May 26, 2010. Pursuant to the Company’s Certificate of Incorporation and Bylaws, one-third of the Company's directors are elected by the holders of Class A Common Stock and two-thirds of the directors are elected by the holders of Class B Common Stock. On all other matters, the holders of Class A Common Stock and Class B Common Stock vote together as a single class.

The following matters were voted upon and approved at the Company’s Annual Meeting:

1.	Election of Directors - Class A	For	Withheld Authority
	Michael A. Callen	3,888,603	22,685
	Wayne F. Holly	3,889,295	21,993
	Election of Directors – Class B
	Lowell S. Dansker	580,000	—
	Paul R. DeRosa	580,000	—
	Stephen A. Helman	580,000	—
	Lawton Swan, III	580,000	—
	Thomas E. Willett	580,000	—
	Wesley T. Wood	580,000	—

2. Non-Binding Advisory Proposal on the Compensation of Executive Officers:

For	Against	Abstain	Broker Non-Votes
6,424,565	231,686	53,642	-0-

3. Proposed Amendment to Certificate of Incorporation to increase the number of shares of Class A Common Stock:

For	Against	Abstain	Broker Non-Votes
3,635,182	263,106	13,000	2,798,605

4. Proposal to authorize the corporation to issue shares in one or more non-public offerings:

For	Against	Abstain	Broker Non-Votes
3,698,795	202,993	9,500	2,798,605

5. Ratification of appointment of Hacker, Johnson & Smith, P.A., P.C. as independent auditor for 2010:

For	Against	Abstain	Broker Non-Votes
6,665,996	37,636	6,261	-0-

Item 8.01 – Other Events

On May 25, 2010, the Company issued a press release that announced the sale of assets and issuance of Class A Common Stock described above in response to Item 1.01. A Copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Asset Purchase Agreement, dated May 25, 2010, by and among Intervest National Bank, Intervest Mortgage Corporation and VFC Partners 4 LLC

1.2	Investment Agreement, dated May 25, 2010, by and among Intervest Bancshares Corporation, Varde Investment Partners, L.P. and FC Highway 6 Holdings LLC

1.3	Registration Rights Agreement, dated May 25, 2010, by and among Intervest Bancshares Corporation, Varde Investment Partners, L.P. and FC Highway 6 LLC

1.4	Letter Agreement, dated May 25, 2010, by and between Intervest National Bank And VFI Partners 4 LLC

99.1	Press Release of Intervest Bancshares Corporation dated May 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: May 27, 2010	By:	/s/ Lowell S. Dansker
Lowell S. Dansker,
Chairman and Chief Executive Officer (Principal Executive Officer)